SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2012

AMERITYRE CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA	000-50053	87-0535207
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

1501 Industrial Road, Boulder City, Nevada  89005

(Address of principal executive office)

Registrant's telephone number, including area code: (702) 294-2689

Copies to:

John C. Thompson, Esq.

1371 East 2100 South, #202

Salt Lake City, Utah 84105

Phone: (801) 363-4854

Fax: (801) 606-2855

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The Board of Directors of Amerityre Corporation (the “Company”) has appointed Brian Hesje as a member of the board effective February 14, 2012. There is no arrangement or understanding between Mr. Hesje and any other persons pursuant to which he was selected as a director. The board of directors has not yet determined on which committees of the board Mr. Hesje will serve.

Brian Hesje has been Chairman of the Board of Fountain Tire, Ltd, a large Canadian retail tire company, since 2005. Mr. Hesje was CEO of Fountain Tire from 2001 to 2005 and President from 1991 to 2001.  Prior to joining Fountain Tire as a director and shareholder in 1984, he was a partner in Sax, Zimmel, Stewart & Company, an accounting firm, where he specialized in small and medium sized public companies. Mr. Hesje is also currently Chairman of the Board of ATB Financial a Province of Alberta, Canada, firm providing a full line of personal, business, and agricultural financial services.

Mr. Hesje has served as a board member of several Canadian public companies and currently is on the boards of four private companies, is a member of the Audit Committee for the University of Alberta and is on the Board of Directors of Alberta Innovates – Bio Solutions, a non-profit company.  He is past Vice-Chair of the Board of Governors for the Northern Alberta Institute of Technology.

Mr. Hesje earned a Bachelor of Education (1969) and Masters in Business Administration (1973) from the University of Alberta, Edmonton, obtained his Chartered Accountant designation from the Institute of Chartered Accountants of Alberta (1976) and was admitted as a Fellow to the Institute of the Chartered Accountants of Alberta (2000).  He was awarded an Alumni Honour Award by the University of Alberta in 2000.  In 2003, he was awarded the Canadian Institute of Retailing & Services (CIRAS) retailing award. In 2005 he was the recipient of the Alberta Centennial Medal.  He received a Distinguished Alumni Award from Augustana Campus, University of Alberta in 2008.

Item 9.01Financial Statements and Exhibits

Exhibit 99 - Press release dated February 14, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated:  February 14, 2012

AMERITYRE CORPORATION

By: /S/ Timothy Ryan

Timothy Ryan, CEO and President